EXHIBIT 10.5

Execution Copy

March 19, 2010

HD Supply, Inc.

3100 Cumberland Blvd., Suite 1480

Atlanta, Georgia 30339

Attention: General Counsel

Re: Guarantee and Reimbursement Agreement, dated as of August 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “THD Guarantee”), among The Home Depot, Inc., a Delaware corporation (“we” or “THD”), HD Supply Inc., a Delaware corporation (“you” or the “Borrower”), each Other Guarantor (as defined therein) and Merrill Lynch Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement (as defined therein) and Notice of Consent to the Amendment, dated the date hereof (“Notice of Consent”), from us to you. Capitalized terms used herein without definition shall have the meanings assigned thereto in the THD Guarantee or the Notice of Consent, as applicable.

Ladies and Gentlemen:

We refer to the THD Guarantee and the Notice of Consent.

We have, pursuant to the Notice of Consent, consented to the Amendment and to the extension of the maturity of all or a portion of the Guaranteed Term Loans to a date that is not later than April 1, 2014 pursuant to, and on the terms set forth in, the Amendment.

You have advised us that if any portion of the Guaranteed Term Loans has not extended its maturity pursuant to the Amendment (the “non-extended loans”), you may wish to extend the maturity of all or a portion of the non-extended loans to a date that is not later than the maturity date in effect from time to time under the Amendment, pursuant to one or more later amendments to the Credit Agreement similar in form and substance in all material respects to the Amendment (any such later amendment, the “Later Amendment”). Our consent to any Later Amendment is required pursuant to Section 4.02 of the THD Guarantee.

Consent

We hereby notify you of our consent to the Later Amendment and to the extension of the maturity of all or a portion of the non-extended loans to a date that is not later than the maturity date in effect from time to time under the Amendment.

We agree to take all steps as may be reasonably necessary or desirable to evidence our consent to any Later Amendment.

Representations and Warranties

Our consent, and the execution, delivery and performance by THD of this notice of consent (i) are within THD’s corporate powers, (ii) has been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of THD or of any material agreement, judgment, injunction, order, decree or other instrument binding upon THD or any of its Significant Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of THD or any of its Significant Subsidiaries.

This notice of consent constitutes a valid and binding agreement of THD enforceable in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and the bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Reaffirmation of Guarantee

THD acknowledges and agrees that the THD Guarantee shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of any Later Amendment.

Indemnity

The Borrower and each Other Guarantor agree, on a joint and several basis, to pay, indemnify and reimburse THD and its officers, directors and employees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments and suits of any kind or nature whatsoever, and costs, expenses or disbursements incurred in connection with investigating, defending or preparing to defend any such liabilities, obligations, losses, damages, penalties, actions, judgments or suits (excluding, for the avoidance of doubt, expenses or disbursements incurred for the negotiation and execution of this notice of consent or the Notice of Consent and excluding taxes arising from the receipt of any consent fee or guarantee fee payable to THD), as a result of or arising out of or in any way related to this notice of consent or the Notice of Consent and the transactions contemplated hereby or thereby (all the foregoing, collectively, the “Indemnified Liabilities”), provided that the Borrower and the Other Guarantors shall not have any obligation under this paragraph with respect to Indemnified Liabilities arising from or as a result of (x) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or by settlement tantamount to such judgment) of THD or any Indemnitee, (y) any breach by THD or any Indemnitee of the provisions of this notice of consent or the Notice of Consent, or any failure of any representation made by THD in this notice of consent or the Notice of Consent to be true and correct in all material respects or (z) the inaccuracy of any information with respect to the business, prospects, condition (financial or otherwise), results of operations, assets or liabilities of THD and/or its subsidiaries made available by THD or any Indemnitee in the course of the Lender Call for purposes of your solicitation of consents or filed with the SEC prior to the date hereof. All amounts due under this paragraph shall be due and payable within 15 days of written demand therefor (provided, that all such obligations shall be automatically due and payable without demand therefor in the event any such demand is prohibited by applicable law). The obligations of the Borrower and the Other Guarantor are in addition to all rights of reimbursement and indemnity as the Guarantor has under applicable law or equity, but for the avoidance of doubt there shall be no requirement for the Borrower or any Other Guarantor to pay any duplicative amounts.

For purposes hereof, “Lender Call” shall mean any communication by THD with you, the lenders or the Administrative Agent for the purpose of your solicitation of consents, including the lenders’ conference call held on February 23, 2010 in connection with the solicitation of consents for the Amendment.

General

The provisions of Sections 9.04, 9.06 and 9.10 of the THD Guarantee are incorporated into this notice of consent by reference.

This notice of consent may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this notice of consent by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

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Sincerely yours,

The Home Depot, Inc.

By:	/s/ Carol B. Tome
Name:	Carol B. Tome
Title:	CFO & EVP

Accepted as of March 19, 2010:

HD Supply, Inc.

By:	/s/ Vidya Chauhan
Name:	Vidya Chauhan
Title:	Senior Vice President, Strategic Business Development